Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2018 THIRD QUARTER RESULTS

•	Comparable Store Sales Increased 2.9 Percent
•	Gross Margin expanded by 60 basis points to 31.6%
•	Net Income of $130 Million, or $1.14 Per Share
•	Non-GAAP Net Income of $108 Million, or $0.95 Per Share

NEW YORK, NY, November 20, 2018 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its third quarter ended November 3, 2018.

Third Quarter Results

Net income for the Company’s third quarter ended November 3, 2018 was $130 million, or $1.14 per share, compared to net income of $102 million, or $0.81 per share in the same period of fiscal 2017.

This result included a $2 million million pre-tax charge related to the Company’s previously-disclosed pension litigation judgment, offset by $23 million of tax benefits related to last year’s tax reform bill for 1) a decrease to the tax on the deemed repatriation of foreign earnings, and 2) a decrease to tax expense for IRS accounting method changes and timing difference true-ups. Excluding these items, which increased after-tax earnings by 19 cents per share, non-GAAP earnings were $0.95 per share, a 9 percent increase over the non-GAAP earnings of $0.87 per share in the comparable 13-week period in 2017. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Third quarter comparable store sales increased 2.9 percent. Total third quarter sales decreased 0.5 percent, to $1,860 million this year, compared to sales of $1,870 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the third quarter increased 0.4 percent. Additionally, the 53rd week shift impact reduced sales by approximately $60 million during the third quarter.

The Company’s gross margin rate increased to 31.6 percent from 31.0 percent a year ago, while the SG&A expense rate increased to 21.4 percent from 19.7 percent in the third quarter of 2017.

“Our accelerating comparable sales and improving bottom line reflect the strategic partnerships with our vendors, as well as our efforts to inspire and empower youth culture and create deeper connections with local communities,” said Richard Johnson, Chairman and Chief Executive Officer. “We believe we are well positioned to produce even stronger results in the all-important holiday selling season and the fourth quarter overall.”

Year-To-Date Results

Net income for the Company’s first nine months of the year increased to $383 million, or $3.28 per share on a GAAP basis, compared to net income of $333 million, or $2.55 per share, for the corresponding period in 2017. On a non-GAAP basis, earnings per share for the nine-month period totaled $3.16, an 11 percent increase compared to the same period in 2017. Year-to-date sales were $5,667 million, an increase of 1.7 percent compared to sales of $5,572 million in the corresponding nine-month period of 2017. Year-to-date comparable store sales increased 0.1 percent, while total year-to-date sales, excluding the effect of foreign currency fluctuations, increased 0.7 percent.

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Financial Position

As of November 3, 2018, the Company’s merchandise inventories were $1,305 million, 0.6 percent lower than at the end of the third quarter last year. Using constant currencies, inventory increased 0.5 percent.

The Company’s cash and cash equivalents totaled $748 million, while the debt on its balance sheet was $124 million. The Company repurchased approximately 2.2 million shares for $108 million during the quarter and paid a quarterly dividend of $0.345 per share, spending $39 million.

“We’re encouraged by the second consecutive quarter of comparable sales growth, more full-price selling, and greater than expected gross margin expansion,” noted Lauren Peters, Executive Vice President and Chief Financial Officer. “In addition to the improving performance, our strong balance sheet gives us the flexibility to continue investing in the business for the long term, while returning cash to our shareholders.”

Store Base Update

During the third quarter, the Company opened 10 new stores, remodeled or relocated 13 stores, and closed 20 stores. As of November 3, 2018, the Company operated 3,266 stores in 26 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 108 franchised Foot Locker stores were operating in the Middle East, as well as 10 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 5:00 p.m. (ET) today, November 20, 2018, to review these results and discuss the outlook for the remainder of 2018. This conference call may be accessed live by dialing 1-800-936-2724 (U.S. and Canada) or +44 203-107-0289 (International), with the passcode 4999748, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately two hours following the end of the call at 1-855-859-2056 (U.S. and Canada) or +1 404-537-3406 (International) with passcode 4999748 through December 4, 2018. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2017 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended November 3, 2018 and October 28, 2017

(In millions, except per share amounts)

	Third Quarter		Year-to-Date
	2018	2017	2018	2017
Sales	$1,860	$1,870	$5,667	$5,572
Cost of sales	1,272	1,290	3,874	3,809
SG&A	398	368	1,163	1,078
Depreciation and amortization	44	44	133	127
Litigation and other charges	2	13	17	63
Income from operations	144	155	480	495
Interest income, net	(2)	—	(5)	(1)
Other income	—	(1)	(5)	(2)
Income before income taxes	146	156	490	498
Income tax expense	16	54	107	165
Net income	$130	$102	$383	$333

Diluted EPS	$1.14	$0.81	$3.28	$2.55
Weighted-average diluted shares outstanding	115.0	126.4	117.1	130.3

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. In the following table, we have presented certain financial measures identified as non-GAAP, such as adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present these non-GAAP measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or which affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

Also, we present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our businesses that are not related to currency movements.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP.

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Non-GAAP Financial Measures

(unaudited)

Periods ended November 3, 2018 and October 28, 2017

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Third Quarter		Year-to-Date
	2018	2017	2018	2017

Pre-tax income:
Income before income taxes	$146	$156	$490	$498
Pre-tax adjustments excluded from GAAP:
Litigation and other charges (1)	2	—	17	50
Reorganization costs (2)	—	13	—	13
Adjusted income before income taxes (non-GAAP)	$148	$169	$507	$561

After-tax income:
Net income	$130	$102	$383	$333
After-tax adjustments excluded from GAAP:
Litigation and other charges, net of income tax benefit of $1, $-, $5 and $20 million, respectively (1)	1	—	12	30
Reorganization costs, net of income tax benefit of $5 million (2)	—	8	—	8
U.S. tax reform (3)	(23)	—	(24)	—
Tax benefit related to enacted change in foreign branch currency regulations (4)	—	—	(1)	—
Adjusted net income (non-GAAP)	$108	$110	$370	$371

Earnings per share:
Diluted EPS	$1.14	$0.81	$3.28	$2.55
Diluted EPS amounts excluded from GAAP:
Litigation and other charges (1)	0.01	—	0.10	0.23
Reorganization costs (2)	—	0.06	—	0.06
U.S. tax reform (3)	(0.20)	—	(0.21)	—
Tax benefit related to enacted change in foreign branch currency regulations (4)	—	—	(0.01)	—
Adjusted diluted EPS (non-GAAP)	$0.95	$0.87	$3.16	$2.84

Notes on Non-GAAP Adjustments:

(1)

The Company recorded pre-tax charges of $2 million ($1 million after-tax) and $17 million ($12 million after-tax) in the thirteen and thirty-nine weeks ended November 3, 2018, respectively, in connection with its U.S. retirement plan litigation and required plan reformation. A pre-tax charge of $50 million ($30 million after-tax) was recorded in the thirty-nine weeks ended October 28, 2017 related to the same matter. Administrative costs associated with the reformation incurred during the thirteen and thirty-nine weeks ended November 3, 2018 were $2 million and $4 million, respectively. The thirty-nine weeks ended November 3, 2018 included interest costs associated with the reformation of $6 million and a $7 million adjustment reflecting updated estimates of the cost of reformation. The Company applied a marginal tax rate on the non-GAAP adjustment.

(2)

During the third quarter of 2017, the Company recorded a charge of $13 million ($8 million after-tax) comprised primarily of severance and benefit continuation costs in connection with its organizational changes. The Company applied a marginal tax rate on the non-GAAP adjustment.

(3)

On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions. During the fourth quarter of 2017 the Company recognized a $99 million provisional charge for the mandatory deemed repatriation of foreign sourced net earnings and a corresponding change in our permanent reinvestment assertion under ASC 740-30. For the thirteen and thirty-nine weeks ended November 3, 2018, the Company reduced its provisional amount by $23 million and $24 million, respectively. For the year-to-date period, these adjustments reflect a $17 million reduction in the deemed repatriation tax and a $7 million benefit related to IRS accounting method changes and timing difference adjustments. Our accounting for the new legislation is not complete and we have made reasonable estimates for some tax provisions and will continue to make and refine calculations as additional analysis is completed. We exclude the discrete U.S. tax reform effect from our adjusted diluted EPS as it does not reflect our ongoing tax obligations under U.S. tax reform.

(4)	During the second quarter of 2018, the U.S. Treasury issued a notice that delayed the effective date of regulations under Internal Revenue Code Section 987. These regulations, which were promulgated in December 2016, changed our method for determining the tax effects of foreign currency translation gains and losses for our foreign businesses that are operated as branches and are reported in a currency other than the currency of their parent. As a result of the delay in the effective date, during the second quarter of 2018 the Company updated its calculations for the effect of these regulations, which resulted in an increase to deferred tax assets and a corresponding reduction in our income tax provision in the amount of $1 million.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	November 3,	October 28,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$748	$890
Merchandise inventories	1,305	1,313
Other current assets	325	295
	2,378	2,498
Property and equipment, net	824	835
Deferred taxes	107	164
Other assets	371	316
	$3,680	$3,813

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$383	$241
Accrued and other liabilities	312	326
	695	567
Long-term debt	124	126
Other liabilities	410	463
Total liabilities	1,229	1,156
Total shareholders’ equity	2,451	2,657
	$3,680	$3,813

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Store and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			November 3,	Relocations/
	2018	Opened	Closed	2018	Remodels
Foot Locker US	910	1	13	898	27
Foot Locker Europe	636	15	7	644	28
Foot Locker Canada	111	—	4	107	7
Foot Locker Pacific	98	2	5	95	5
Foot Locker Asia	—	4	—	4	—
Kids Foot Locker	436	2	9	429	4
Lady Foot Locker	85	—	12	73	—
Champs Sports	541	3	7	537	9
Footaction	260	4	10	254	6
Runners Point	118	3	6	115	1
Sidestep	83	—	4	79	2
SIX:02	32	—	1	31	—
Total	3,310	34	78	3,266	89

Selling and gross square footage are as follows:

	February 3, 2018		November 3, 2018
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,430	4,225	2,422	4,214
Foot Locker Europe	957	2,071	994	2,156
Foot Locker Canada	264	431	263	426
Foot Locker Pacific	140	230	141	231
Foot Locker Asia	—	—	17	30
Kids Foot Locker	747	1,285	740	1,273
Lady Foot Locker	115	195	99	170
Champs Sports	1,934	2,994	1,919	2,979
Footaction	829	1,374	820	1,371
Runners Point	150	258	147	255
Sidestep	76	131	72	129
SIX:02	65	109	63	106
Total	7,707	13,303	7,697	13,340

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